UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 1, 2014

CorEnergy Infrastructure Trust, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Walnut, Ste. 3350, Kansas City, MO	64106
(Address of Principal Executive Offices)	(Zip Code)

(816) 875-3705
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 3, 2014, CorEnergy Infrastructure Trust, Inc. (the "Company") announced that, effective as of October 1, 2014, Natural Resource Partners L.P. completed its acquisition of VantaCore Partners LP ("VantaCore"). The Company's portion of the sale proceeds is expected to be approximately $13.6 million, of which $2.9 million will be held in escrow pending certain post-closing obligations or the expiration of certain time periods.

As a result of its equity investment in VantaCore, the Company recognized an unrealized gain of approximately $1.2 million and $3.3 million for the six and twelve months ended June 30, 2014 and December 31, 2013, respectively.  In addition, the Company recognized other expenses of approximately $74 thousand and $86 thousand, and a tax expense of approximately $176 thousand and $579 thousand for the six and twelve months ended June 30, 2014 and December 31, 2013, respectively.  The Company's reported fair value for its equity investment in VantaCore was $13.5 million as of June 30, 2014 which was reported as a component of other equity securities. The Company's deferred tax liability for its equity investment in VantaCore was $3.3 million as of June 30, 2014.

The effects of the VantaCore sale on the Company's historical financial statements may be summarized as follows:

•
If the disposition of VantaCore had occurred on January 1, 2013, net income attributable to stockholders for the Company's six and twelve month periods ended June 30, 2014 and December 31, 2013, excluding the historical unrealized gains, other expenses and tax expense relating to VantaCore, would have been approximately $4.1 million and $1.8 million, respectively.

•
If the disposition of VantaCore had occurred on June 30, 2014, the Company's unaudited consolidated balance sheet as of June 30, 2014 would have reflected (i) a decrease in other equity securities of $13.5 million (to $12.3 million), (ii) an increase in cash and cash equivalents of $10.7 million (to $29.7 million) and (iii) a new escrow receivable in the amount of $2.9 million.  Additionally, $2.6 million of the deferred tax liability reflected on the Company's historical June 30, 2014 balance sheet would be reclassified to a current tax liability, resulting in a remaining deferred tax liability of approximately $740 thousand, which would relate to the new escrow receivable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORENERGY INFRASTRUCTURE TRUST, INC.

Dated:  October 7, 2014                                     By: /s/ Rebecca M. Sandring
Rebecca M. Sandring
Secretary